Exhibit (a)(1)(D)

SUNESIS PHARMACEUTICALS, INC.

NOTICE OF WITHDRAWAL OF ELECTION FORM

INSTRUCTIONS

If you previously elected to accept the offer by Sunesis Pharmaceuticals, Inc. (“Sunesis”) to exchange some or all of your outstanding Eligible Options for New Options, subject to the terms and conditions set forth in the Offer to Exchange Eligible Options for New Options dated June 9, 2017 (the “Exchange Offer”) and you would like to change your election and withdraw the tender of any of your Eligible Options for exchange, you must complete and sign this Notice of Withdrawal of Election Form (the “Notice of Withdrawal”) and return it to Sunesis so that we receive it before 4:00 p.m., U.S. Pacific Time, on Friday, July 7, 2017, unless the Exchange Offer is extended. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time. Notwithstanding anything herein to the contrary, unless we have accepted the Eligible Options, you may also withdraw any such tendered securities at any time after 9:00 p.m. Pacific Time on Friday, August 4, 2017.

Once the Notice of Withdrawal is signed and complete, please return it to Sunesis by one of the following means:

By Hand (Before 4:00 p.m., U.S. Pacific Time, on Friday, July 7, 2017)

To: Sunesis Pharmaceuticals, Inc.

395 Oyster Point Boulevard, Suite 400

South San Francisco, California 94080

Attention: Esther Jhun

By Email (By PDF or similar imaged document file):

To: ejhun@sunesis.com

The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the department or address indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time. Your tendered Eligible Options will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline to submit the Notice of Withdrawal but remain an Eligible Holder, any previously tendered Eligible Options will be cancelled pursuant to the Exchange Offer in exchange for the grant of New Options.

You must sign the Notice of Withdrawal exactly as your name appears on the Election Form you previously submitted. If your signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity for you, the signer’s full title and proper evidence of the authority of that person to act in that capacity must be identified on this Notice of Withdrawal.

If you do not receive a confirmation of receipt of your Notice of Withdrawal from us within five business days after the date your Notice of Withdrawal should have been received by us, or if you submit your Notice of Withdrawal less than five business days before Friday, July 7, 2017, please contact Esther Jhun at ejhun@sunesis.com or by telephone at (650) 266-3757 to confirm that we have received your Notice of Withdrawal.

YOU DO NOT NEED TO COMPLETE AND RETURN THIS NOTICE OF WITHDRAWAL UNLESS

YOU WISH TO WITHDRAW A PREVIOUS TENDER OF ELIGIBLE OPTIONS FOR EXCHANGE.

1.

NOTICE OF WITHDRAWAL

To:	Sunesis Pharmaceuticals, Inc.
395 Oyster Point Boulevard, Suite 400
South San Francisco, California 94080
Attention: Esther Jhun
Email: ejhun@sunesis.com

I previously received a copy of the Exchange Offer, dated June 9, 2017, and the Election Form. I signed and returned the Election Form, in which I elected to tender some or all of my Eligible Options for exchange. I understand that Sunesis will not accept any conditional or partial returns of individual Eligible Option grants and that, if I wish to withdraw my election, for each Eligible Option grant previously tendered, I must withdraw my election as to the entire Eligible Option grant. I wish to change that election and withdraw from the Exchange Offer with respect to the Eligible Option grants listed below:

	Grant Number	Grant Date of Eligible Option	Exercise Price Per Share of Common Stock Subject to Option	Total Number of Outstanding Shares Subject to Option

1.

2.

3.

4.

I further understand that, by signing this Notice of Withdrawal and delivering it to Sunesis, I withdraw my acceptance of the Exchange Offer with respect to the Eligible Option grants listed above and reject the Exchange Offer. By rejecting the Exchange Offer with respect to the Eligible Option grants listed above, I understand that my Eligible Options will not be cancelled in exchange for the grant of New Options, and I will retain those option rights, with their existing exercise price, term, vesting schedule and other terms and conditions. I agree that Sunesis has made no representations or warranties to me regarding my rejection of the Exchange Offer. The withdrawal of the Eligible Options listed above is at my own discretion. I agree that Sunesis will not be liable for any costs, taxes, losses or damages I may incur as a result of my decision to withdraw the Eligible Options listed above.

2.

I elect to withdraw the Eligible Option grants listed above that I previously chose to exchange pursuant to the Exchange Offer and, therefore, I have completed and signed this Notice of Withdrawal exactly as my name appears on the Election Form that I previously submitted.

Eligible Holder’s Signature	Date and Time

Eligible Holder’s Name (please print or type)

3.